Exhibit 99.9

NEWS RELEASE

FOR IMMEDIATE RELEASE

LEGEND OIL AND GAS LTD. Announces Drilling Results

SEATTLE, Washington. – August 18, 2011 - Legend Oil and Gas Ltd. (OTCBB: LOGL)

(“Legend”, the “Company”) is pleased to announce it has recently drilled three new wells on its Orth-Gillespie lease in Woodson County, Kansas. Prior to the drilling of these wells, production on the Orth-Gillespie lease had been averaging 1.16 BOPD. Currently, production is 9.45 BOPD with two of the three wells now online. Management expects to determine the production potential of the third well in the next few weeks. All three wells had very good oil shows in samples.

“Early results from our recent drilling program are extremely encouraging as there are numerous opportunities for additional wells on the Orth-Gillespie lease,” said Legend’s President, Marshall Diamond-Goldberg. Mr. Diamond-Goldberg continued, “This first round of development drilling has given us a credible indication of the potential for these leases and our adjoining leases as well. Further development and enhanced recovery should significantly increase our overall production, reserves and cash flow in Kansas.”

Additional information regarding the Company’s development drilling program will be forthcoming as developments unfold.

About Legend Oil and Gas Ltd.

Legend Oil and Gas Ltd. is a managed risk, oil and gas exploration/exploitation, development and production company with activities currently focused on leases in southeastern Kansas, northern North Dakota and Canada.

Investor Contact

Marshall Diamond-Goldberg, President

marshall@legendoilandgas.com

403-617-2071

Forward-looking Statements:

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth and business strategy. Words such as “expects,” “will,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in the Company’s business; competitive factors in the market(s) in which the Company operates; risks associated with oil and gas operations in the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Cautionary Note to U.S. Investors — The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as “probable,” “possible,” “recoverable” or “potential” reserves among others, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosure in our filings with the SEC.